Exhibit 99

Wonder Auto Announces Acquisition of Remaining 80% Stake
in Wanyou, Increases Guidance

Wednesday April 4, 7:30 am ET

JINZHOU CITY, China, April 4 /Xinhua-PRNewswire-FirstCall/ -- Wonder Auto Technology, Inc., (OTC Bulletin Board: WATG - News; "Wonder Auto" or "the Company"), a China-based manufacturer of automotive electrical parts, specifically starters and alternators, announced today that it has completed the acquisition of approximately 80% of the shares in Jinzhou Wanyou Mechanical Parts Co., Ltd. ("Wanyou"). The shares were purchased from two separate parties for a total cost of $16.42 million. Together with the approximately 20% already owned by Wonder Auto's subsidiary Jinzhou Halla Electrical Equipment Co., Ltd., Wonder and its subsidiaries now own 100% of Wanyou. Terms of the acquisition require Wonder to pay the sellers $7.21 million in 2007, $7.21 million in 2008 and $2 million in 2009. The 2008 and 2009 payments are subject to Wanyou meeting certain conditions, including minimum net income targets of RMB 23 million (approximately $2.99 million) for the twelve months from April 1, 2007 to March 31, 2008, and RMB 29 million (approximately $3.87 million) for the twelve months from April 1, 2008 to March 31, 2009. If these targets are not met, these payments will be reduced proportionately. Wonder Auto will finance the acquisition from drawings under its existing credit lines.

Located in Jinzhou City, Liaoning Province, China, Wanyou is a manufacturer and distributor of piston rods, vibration dampers, shock absorber rods and rotary axes for motor vehicles. The company sells its products to a wide range of manufacturers and has substantial exports from China. Wanyou has 178 employees and its revenues for its fiscal year ending March 31, 2008 are expected to be approximately $12.5 million. Less than 20% of revenue is currently generated from sales to Wonder Auto.

"This acquisition will be immediately accretive for Wonder Auto. In acquiring Wanyou, we gain their significant expertise and network in the export markets, and also a very strong management team that we expect to be instrumental in deepening the overall Wonder Auto management talent pool and thereby supporting the growth of the whole Wonder Auto organization," said Qingjie Zhao, Wonder Auto's Chairman and CEO.

Wonder Auto also announced today that it is revising upward its financial guidance for the year ending December 31, 2007, to reflect the completion of its acquisition of Wanyou. Net income is now expected to be approximately $13.5 million, compared to previous guidance of $12.8 million. The increase reflects the inclusion of the results of 100% of Wanyou as a consolidated entity from April 2, 2007 through the year end, and also reflects the interest cost of the borrowings necessary to finance the acquisition, and the expenses associated with integrating Wanyou into the Wonder Auto organization including restructuring Wanyou's reporting procedures in order to reach SOX compliance.

About Wonder Auto Technology, Inc.

Wonder Auto Technology, Inc., through its subsidiary, Jinzhou Halla Electrical Equipment Co., Ltd., designs, develops, manufactures and sells automotive electrical parts and is the second largest seller of automotive alternators and starters in China. The Company's products are suitable for various types of automobile. Most of its products are used in cars in the sedan category, especially cars with smaller engines with displacements below 1.6 liters. The Company's customers include Beijing Hyundai Motor Co., Dongfeng Yueda Kia Motors, SAIC GM WuLing, Chery, Geely, Tianjin XiaLi Automobile Co. and Shenyang Aerospace Mitsubishi Motors Engine Manufacturing Co., Ltd. Wonder Auto is a Nevada corporation with its manufacturing subsidiary Halla and its corporate headquarters located in Jinzhou City, Liaoning, China. For more information go to http://www.wonderautotech.com .

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of the Company's management and are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: need to obtain approval for the NASDAQ listing, business conditions in China, changing interpretations of generally accepted accounting principles; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which the Company is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of auto components; timing approval and market acceptance of new product introduction; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks not included herein. The information set forth herein should be read in light of such risks. The Company does not assume any obligation to update the information contained in this press release. For further information, please refer to the Company's filings with the Securities and Exchange Commission.

For more information, please contact:

Investor Relations Contact:
Mark Collinson, Partner
CCG Investor Relations
Tel: +1-310-477-9800, ext. 117
Email: Mark.collinson@ccgir.com

Company Contact:
Jim Groh, Vice President, Strategic Planning
Wonder Auto Technology, Inc.
Tel: +1-843-277-0024
Email: jimgroh@wonderautotech.com